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                            RELIANCE COMM/TEC CORPORATION

                             SUPPLEMENTAL RETIREMENT PLAN

                                  FOR KEY EMPLOYEES

                             (Effective August   , 1995)


          Effective August   , 1995, Reliance Comm/Tec Corporation, a Delaware
corporation (the "Company"), adopts this Plan for the benefit of certain persons subject to the terms and provisions set forth below.

1.   A "Key Employee" for the purposes of this Plan is a person who is either
     (i) an elected officer of the Company and who participated in the predecessor plan of Reliance Electric Company, or (ii) an employee of the Company or an affiliate of the Company who is designated as a "Key Employee" for purposes of this Plan by the Company's Board of Directors or a duly-constituted Board Committee (hereinafter, either the Board of Directors or such a Committee shall be referred to as the "Board") and who participated in the predecessor plan of Reliance Electric Company.

2. Any Key Employee who is entitled to a payment or payments from awards under the Company's Deferred Compensation Plan as the same has been or may be amended from time to time (the "Deferred Compensation Plan") or the Reliance Electric Company Deferred Compensation Plan and who upon termination of his employment with the Company (other than by death), is entitled to a pension of any kind under the Reliance

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     Comm/Tec Corporation Retirement Plan as the same has been or may be amended from time to time (the "Retirement Plan") shall, subject to all provisions of this Plan, be entitled to a supplemental pension from the Company as hereinafter provided.

               The supplemental pension payable to or for any Key Employee under this paragraph 2 of the Plan shall be a monthly payment equal to one-twelfth of (i) 2% of the average of his deferred compensation awards on and after December 16, 1963 under the Deferred Compensation Plan and the Deferred Compensation Plan of Reliance Electric Company during the five consecutive years falling within the 10 years prior to his retirement which yield the highest amount, multiplied by the total number of his years of employment (including fractions thereof) with the Company or an affiliate of the Company (and Reliance Electric Company) as an office employee not in excess of 20 years, plus (ii) 3/4 of 1% of such average multiplied by the total number of such years of employment in excess of 20 years but not in excess of 35 years; provided, however, that if a Key Employee dies prior to receiving 120 monthly payments and he is survived by a widow, she shall receive a supplemental pension equal to one-half (1/2) of that computed under the foregoing clause hereof until a combined total of 120 monthly payments have been made to such Key Employee and/or



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     to his widow under this Plan or both have died, whichever occurs first.  In no event shall any payments be made under this Section 2 if the Key
     Employee dies prior to his termination of employment with the Company which entitled him to a pension under the Retirement Plan, nor shall any payments be made under this Section 2 after a Key Employee's death if he is not survived by a widow.

3. In addition to any supplemental pension payable to any Key Employee pursuant to any other provisions of the Plan, the Company shall pay to any employee of the Company or an affiliate of the Company (including both Key Employees and employees who are not Key Employees) or, as appropriate, to his spouse, and/or designated beneficiary, and/or estate, on a monthly basis, the amount, if any, by which the monthly amount which would have been payable to him under the Retirement Plan, if such amount was calculated without regard to any limitations on benefits specifically required by any provisions of the Federal laws as set forth in the Retirement Plan, exceeds the monthly amount actually payable to him under the Retirement Plan after giving effect to such provisions. Such amount shall be paid in the same manner and subject to the same terms and conditions as are provided in the Retirement Plan and in accordance with such optional form of payment under the Retirement Plan as the employee may elect; provided, however, that if the lump sum actuarial

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     equivalent (determined using reasonable actuarial assumptions selected by the Company) does not exceed Twenty-Five Thousand Dollars ($25,000) the Company may, in its discretion, pay to the employee the full value of his benefits under this Section 3 in a single lump sum cash payment.

4. In addition to any amounts payable pursuant to any other provision hereof, the Company shall pay to any Key Employee whose employment with the Company and all affiliates terminates after the effective date of the Plan, or, as appropriate, to his spouse, and/or designated beneficiary, and/or estate, a monthly payment equal to the amount, if any, by which the pension payment he would have received under the Retirement Plan, if such payment was calculated on the basis of all of his years of service with the Company and all affiliates (and Reliance Electric Company) (without regard to any break in service except as set forth below), exceeds his actual pension payment under the Retirement Plan; provided, however, that for purposes of this Plan, years of service with the Company and all affiliates (and Reliance Electric Company) before a break in service shall not be taken into account in computing his service if the number of consecutive one-year breaks in service equals or exceeds the aggregate number of such years of service before such break. If any amount is to be paid pursuant to the

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     provisions of this paragraph 4, it shall be paid in the same manner and subject to the same terms and conditions (except as expressly set forth herein) as are provided in said Retirement Plan and in accordance with such optional form of payment under said Retirement Plan as the Key Employee may elect.

5. All questions of interpretation and application of the provisions of this Plan shall be decided by the Board whose decisions thereon shall be final and binding on all parties. In the absence of bad faith, no officer of the Company nor any member or former member of the Board nor any other person administering the provisions of this Plan shall have any liability to the Company, any employee or his widow, or to any other person, firm or corporation based on or arising out of payments under or the administration of this Plan.

6. The right of any person to payments under this Plan shall be that of a general, unsecured creditor of the Company only, and no person shall have any legal or equitable interest in, charge against, or lien on any assets of the Company to secure any such payments.

7. This Plan, or any provision hereof, may at any time be changed or discontinued by the Board; provided, however, that no change or discontinuance shall either relieve the Company of its obligations, under and in accordance with the provisions of this Plan, to make payments to any person then

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     entitled to payments under the Plan or reduce any employee's existing claim for benefits under the Plan.

8. DEFINITIONS: For purposes of the Plan, the following terms shall have the meanings set forth below:

     (a)  "Financial Event" shall mean either

          (i) the existence, at any point in time after the effective date of this Plan, of a publicly held debt security issued by the Company which is rated below "B" (or its equivalent) by Standard & Poor's or any successor organization, or if, and only if, there is not outstanding any publicly held debt security issued by the Company which is rated by Standard & Poor's or any successor organization, a material, continuing event of default under any financing agreement the Company may have with an institutional lender, but only if such default is not cured or waived as provided in any such agreement; or

          (ii) failure by the Company to make two (2) consecutive payments as required under the Plan.

     (b)  "Change of Control" shall mean either

          (i) the acquisition of beneficial ownership of thirty percent (30%) of the Company's shares of common stock by a person or group of persons under common

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               control unless such acquisition is approved by the Board; or

          (ii) a change in the membership of the Board at any time during any twelve (12) month period such that, following such change, at least thirty percent (30%) of the members of the Board were not members of the Board at the start of such twelve (12) month period but only if the election of such new members of the Board was not approved by at least three-quarters (3/4) of the Directors who were either sitting at the beginning of such twelve
               (12) month period or elected to the Board during such twelve (12) month period with the approval of three-quarters (3/4) of the Directors who were sitting at the beginning of such twelve (12) month period.

     (c) "Eligible Retiree" shall mean only those individuals listed in the attached Exhibit I to this Amendment, or the successor-in-interest of any such individual who is deceased, whose benefits under this Plan are not secured or otherwise guaranteed by a third party at the time a Change of Control or Financial Event occurs,

9. In the event of either a Change of Control or a Financial Event, the Company shall notify each Eligible Retiree within thirty (30) days of the Change of Control or Financial

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     Event, of the occurrence of such event and of such Eligible Retiree's right to elect to receive, in lieu of all future amounts payable to him under the Plan, a single lump sum payment of the actuarial equivalent of such future payments. Such actuarial equivalent shall be calculated using the following factors and assumptions:

     (a) discount rate based on the interest rate promulgated from time to time by the Federal Pension Benefit Guaranty Corporation for the purposes of determining immediate annuities plus a penalty of two and one-quarter (2-1/4) percentage points;

     (b) mortality rate used in actuarial valuations of the Plan (as of the date of this Plan, the 1986 Projected Experience Mortality Table).

     Such election may be made by giving notice to the Company no later than one hundred eighty (180) days after the Eligible Retiree receives notice of his right to make such election. The Company shall make the required payment to any Eligible Retiree who elects to receive such a single lump sum payment no later than thirty (30) days after the Company's receipt of such election.

10. In the event that the Company shall fail to make any payment provided for in Section 9 above that is actually due to an Eligible Retiree the occurrence of either a Change of Control or a Financial Event, such Eligible Retiree shall be

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     entitled to receive such payment due together with interest from the due date of such payment until such payment is made at a rate equal to the prime rate as publicly announced by Citibank, N.A. New York, New York, plus seven (7) percentage points.

11. In the event that the Company shall fail to make any payment provided for in Section 9 above that is actually due to an Eligible Retiree following the occurrence of either a Change of Control or a Financial Event, all professional fees reasonably incurred by such Eligible Retiree in connection with enforcing his right to receive any such payment (including, for example, fees of accountants, actuaries, and attorneys) shall be paid by the Company and, if any such fee payments by the Company generate taxable income to such Eligible Retiree, the Company shall pay such additional amounts to the Eligible Retirees to make him whole on an after-tax basis.

12. Any notices required under the Plan shall be in writing and effective when received by the person to whom the notice is sent. Notices to an Eligible Retiree shall be addressed to such person at his then current mailing address on file at the Company. Notices to the Company shall be addressed to the President of the Company at the Company's headquarters.

13. In construing any provisions of the Plan, the masculine gender shall include the feminine or neuter, and the

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     singular number shall include the plural, and vice versa, as the context may require.

14. Except for amounts payable in respect of a deceased employee, an employee may not assign his right to receive any amounts under the Plan without the prior written consent of the Company.

          IN WITNESS WHEREOF, RELIANCE COMM/TEC CORPORATION, by its appropriate officers duly authorized, has executed this document this _____ day of ____________, 1995.

                                   RELIANCE COMM/TEC CORPORATION


                                   By:___________________________

                                   And:__________________________


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                                   EXHIBIT I TO THE
                            RELIANCE COMM/TEC CORPORATION
                             SUPPLEMENTAL RETIREMENT PLAN
                                  FOR KEY EMPLOYEES
                             (Effective August   , 1995)










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